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                                   EXHIBIT 21
                                  SUBSIDIARIES

1     Wholly owned subsidiary of First Mariner Bancorp
        First Mariner Bank
        Mariner Capital Trust

2     Wholly owned subsidiary of First Mariner Bank
        First Mariner Mortgage Corporation
        Compass Properties, Inc.
        First Mariner Investment Corp.

                                       20